Exhibit 5.1

Our	ref GDK/301896/444943/v1

ASAT Holdings Limited PO Box 309GT Ugland House South Church Street George Town Grand Cayman Cayman Islands	Direct: +852 2971 3008 E-mail: greg.knowles@maplesandcalder.com

26 May 2006

Dear Sir

ASAT Holdings Limited – Form F-1

We have acted as Cayman Islands legal advisers to ASAT Holdings Limited (the “Company”) in connection with the Company’s rights offering of units (“Units”), each Unit consisting of one share of the Company’s Series A Redeemable Convertible Preferred Shares (the “Series A Preferred Shares”) and one warrant to purchase 50 Ordinary Shares (“Warrants”). The issuance of the Units constitutes a public offering by the Company as contemplated by the registration statement on Form F-1, including all amendments or supplements thereto, originally filed on 27 January 2006 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date (Registration No. 333-131331) (the “Registration Statement”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation dated on 12 October 1999 and Memorandum and Articles of Association of the Company adopted by special resolution on 12 October 1999 and the Amended and Restated Memorandum of the Company adopted by special resolution on 14 July 2000 and the Amended and Restated Articles of Association of the Company adopted by special resolution on 17 November 2005 (together the “Amended and Restated Memorandum and Articles of Association”);

1.2	the minutes of the meetings of the Board of Directors of the Company held on 6 July 2000, 18 March 2005, 26 July 2005, 13 October 2005, and 18 January 2006 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the written resolutions of all the shareholders of the Company passed on 12 October 2005 and 17 November 2005;

1.4	a certificate of good standing issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.5	a certificate from a Director of the Company (the “Director’s Certificate”);

1.6	the form of warrant agreement pursuant to which the Warrants are to be issued (the “Warrant Agreement”); and

1.7	the Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

3	OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The execution, delivery and performance of the Warrant Agreement has been duly authorised by the Company.

3.3	The issue and allotment of the Series A Preferred Shares and the Warrants by the Company as outlined in the Registration Statement has been duly authorised by the Company, and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Series A Preferred Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	The issue of Ordinary Shares upon either the conversion of the Series A Preferred Shares or the exercise of the Warrants has been duly authorised by the Company. The Ordinary Shares, when issued upon either the conversion of the Series A Preferred Shares or the exercise of the Warrants (assuming that the subscription monies therefore have been paid in full to the Company, the Amended and Restated Articles of Association of the Company remain unchanged and the Ordinary Shares have been issued in accordance with the Amended and Restated Memorandum and Articles of Association), will be legally issued and allotted, fully paid and non-assessable.

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion, although addressed to you, may be relied upon by your legal advisers, Wilson Sonsini Goodrich & Rosati, Professional Corporation, in connection with their legal opinions regarding the enforceability of the Warrants against the Company (but in that capacity only).

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER

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